                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              GALILEO CORPORATION
                (Name of Registrant as Specified In Its Charter)

                               [GRAPHIC OMITTED]
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                              GALILEO CORPORATION
                                  GALILEO PARK
                                  P.O. BOX 550
                        STURBRIDGE, MASSACHUSETTS 01566
                            TELEPHONE (508) 347-9191

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 6, 1999

     The Annual Meeting of Shareholders of Galileo Corporation will be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida, at 10:00 a.m., on Tuesday, April 6, 1999, for the following purposes:

     1.  To elect seven directors of the Company.

     2.  To approve the stock option grant to W. Kip Speyer.

     3. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on February 19, 1999 will be entitled to vote at the meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                            By Order of the Board of Directors,



                                            JOSEF W. ROKUS
                                            Secretary

March 9, 1999

                              GALILEO CORPORATION
                                  GALILEO PARK
                                  P.O. BOX 550
                        STURBRIDGE, MASSACHUSETTS 01566
                            TELEPHONE (508) 347-9191

                            ------------------------

                                PROXY STATEMENT

         FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 6, 1999

                            ------------------------

                              GENERAL INFORMATION

     The enclosed proxy is solicited on behalf of the Board of Directors of Galileo Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on April 6, 1999, at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida, at 10:00 a.m., and at any adjournments thereof. The Company will bear the cost of this solicitation of proxies, including, upon request, reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding solicitation material to beneficial owners of stock. In addition to the use of the mails, employees of the Company may devote part of their time to the solicitation of proxies by telephone, facsimile or in person, but no additional compensation will be paid to them.

     The authority granted by an executed proxy may be revoked at any time before its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by valid proxies will be voted in accordance with the specifications in the proxies. If no specifications are made, the proxies will be voted to elect the directors nominated by the Board of Directors and FOR the approval of the stock option grant to W. Kip Speyer.

     On February 19, 1999, the Company had outstanding 10,084,265 shares of Common Stock, $.01 par value (the "Common Stock"), which is its only outstanding class of voting stock. Only shareholders of record at the close of business on February 19, 1999 will be entitled to vote at the meeting. The holders of Common Stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting. A majority in interest of the outstanding Common Stock represented at the meeting in person or by proxy constitutes a quorum for the transaction of business. Abstentions and broker non-votes will be considered as shares present for purposes of determining the presence of a quorum.

     The approximate date on which this proxy statement and accompanying proxy are first being sent or given to security holders is March 9, 1999.

                                SHARE OWNERSHIP

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 26, 1999 by (i) persons known by the Company to be beneficial owners of more than 5% of its Common Stock, (ii) the directors and nominees for election as directors of the Company, (iii) the executive officers of the Company named in the Summary Compensation Table, and
(iv) all executive officers and directors of the Company as a group:

                                                                 SHARES OF COMMON
                                                                STOCK BENEFICIALLY
                                                                     OWNED(1)
                                                              ----------------------
                 BENEFICIAL OWNER                              SHARES        PERCENT
                 ----------------                              ------        -------
Andlinger Capital XIII LLC..................................  4,000,000(2)(4)  33%(3)
  105 Harbor Drive
  Stamford, Connecticut 06902
Eaton Vance Management......................................    627,958(4)      6%
  24 Federal Street
  Boston, Massachusetts 02110
Century Management..........................................    617,084(4)      6%
  1301 Capital of Texas Highway
  Suite B228
  Austin, Texas 78746
Dimensional Fund Advisors Inc...............................    513,700(4)      5%
  1299 Ocean Avenue
  Santa Monica, California 90401
Gerhard R. Andlinger........................................  4,070,000(5)     34%(3)
Charles E. Ball.............................................  4,000,000(6)     33%(3)
John F. Blais, Jr...........................................    806,652         8%
Todd F. Davenport...........................................        -0-         *
William T. Hanley...........................................    105,978(7)      1%
Robert D. Happ..............................................     13,750(8)      *
Stephen A. Magida...........................................  4,023,000(9)     33%(3)
Gregory Riedel..............................................      8,604(10)     *
Josef W. Rokus..............................................     26,943(11)     *
W. Kip Speyer...............................................    142,906(12)     1%
Stephen P. Todd.............................................        -0-         *
All executive officers and directors as a group (8
  persons)..................................................  5,083,251(13)    42%

---------------

   * Indicates less than 1%

 (1) Unless otherwise indicated, each beneficial owner has sole voting and investment power with respect to the shares listed in the table.

 (2) Includes 2,000,000 shares Andlinger Capital XIII LLC has the right to acquire upon exercise of a warrant. Mr. John P. Kehoe, with an address at 766 Madison Avenue, New York, New York 10021, may be deemed to have shared voting and dispository power of these 4,000,000 shares. Mr. Kehoe disclaims beneficial ownership of these shares.

 (3) Based on 12,084,265 shares outstanding, which includes 2,000,000 shares Andlinger Capital XIII LLC has the right to acquire upon exercise of a warrant.

 (4) Based on information provided by the beneficial owner.

 (5) Includes (a) 70,000 shares owned directly by Mr. Andlinger, and (b) 4,000,000 shares (2,000,000 of which may be acquired upon exercise of a warrant) held by Andlinger Capital XIII LLC, for which Mr. Andlinger shares voting and dispository power.

 (6) Includes 4,000,000 shares (2,000,000 of which may be acquired upon exercise of a warrant) held by Andlinger Capital XIII LLC. Mr. Ball may be deemed to have shared voting and dispository power of such shares. Mr. Ball disclaims beneficial ownership of such 4,000,000 shares.

 (7) Includes 77,500 shares subject to options granted to Mr. Hanley under the 1981 Employee Stock Option Plan and the 1991 Employee Stock Option Plan and 2,478 shares owned by Mr. Hanley's spouse. Mr. Hanley resigned from the Company on November 18, 1998.

 (8) Includes 8,750 shares subject to options granted to Mr. Happ under the 1996 Director Stock Option Plan.

 (9) Includes (a) 23,000 shares held of record by seven irrevocable trusts of which Mr. Magida is sole trustee for the benefit of the family members of Mr. Andlinger; and (b) 4,000,000 shares (2,000,000 of which may be acquired upon exercise of a warrant) held by Andlinger Capital XIII LLC, for which Mr. Magida shares voting and dispository power.

(10) Includes 1,604 shares held under the Employee Stock Purchase Plan and 1,000 shares owned by Mr. Riedel's children. Mr. Riedel resigned from the Company on November 2, 1998.

(11) Includes 18,250 shares subject to options granted to Mr. Rokus under the 1981 Employee Stock Option Plan and the 1991 Employee Stock Option Plan and 3,893 shares held under the Employee Stock Purchase Plan.

(12) Includes 40,000 shares subject to options granted to Mr. Speyer under the 1991 Employee Stock Option Plan.

(13) Includes 62,000 shares subject to options granted to officers and directors under the 1981 Employee Stock Option Plan, the 1991 Employee Stock Option Plan and the 1996 Director Stock Option Plan and 2,000,000 shares which may be acquired by Andlinger Capital XIII LLC upon exercise of a warrant. Excludes all shares and options to purchase shares held by Mr. Hanley and Mr. Riedel or their families.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company's executive officers and directors and persons who own beneficially more than 10% of the Company's Common Stock are required under
Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of Company securities with the Securities and Exchange Commission. One report covering the purchase of 2,000 shares of Common Stock by Allen Busching, who resigned as a director of the Company in December 1998, was filed after the time such filing was required.

                               CHANGE IN CONTROL

     On January 26, 1999, pursuant to a previously announced Securities Purchase Agreement dated December 22, 1998 (the "Purchase Agreement"), Andlinger Capital XIII LLC, a Connecticut limited liability company ("Andlinger Capital"), purchased from the Company 2,000,000 shares of the Company's common stock together with warrants to purchase an additional 2,000,000 shares of the Company's common stock for an aggregate purchase price of $6,000,000 in a private transaction. Upon consummation of this transaction, Andlinger Capital acquired beneficial ownership of an aggregate of 4,000,000 newly issued shares of the Company's common stock (of which 2,000,000 shares are attributable to the warrants) representing approximately 33% of the issued and outstanding common stock of the Company (including as outstanding for the purposes of determining such percentage the 2,000,000 shares issuable upon exercise of the warrants). The acquisition of these securities by Andlinger Capital, taking into account the terms of the Purchase Agreement described below, may constitute a change in control of the Company.

     Under the terms of the Purchase Agreement, the Company's Board of Directors has been enlarged to seven members, including three individuals designated by Andlinger Capital. The Purchase Agreement provides that, for as long as Andlinger Capital and its affiliates continue to own in the aggregate not less than 50% of its initial investment, including as owned shares issuable under the warrants, the Company and its Board of Directors will support the nomination of and take certain actions such that the nominees recommended by the Board of Directors to the stockholders of the Company for election as directors at each annual meeting of the stockholders includes at least the number of directors selected by Andlinger Capital equal to one less than a majority of the directors following such election, and that Andlinger Capital will be entitled to have at least one of its designees appointed to each committee of the Board of Directors. In addition, pursuant to the terms of the Purchase Agreement, the Company has amended its By-Laws to provide for supermajority Board of Directors voting requirements for specified actions of the Company, including mergers, acquisitions, divestitures and financings, so long as Andlinger Capital and its affiliates continue to own not less than 98% of its initial investment.

     Based on information received from Andlinger Capital, the members of Andlinger Capital are Gerhard A. Andlinger, Stephen A. Magida (manager of Andlinger Capital), Charles E. Ball and John P. Kehoe; and Andlinger Capital's source of funds to pay the purchase price under the Purchase Agreement was cash contributions by the members of Andlinger Capital from (i) personal funds in the amount of $5,550,000 in the case of Mr. Andlinger, (ii) a loan in the amount of $75,000 from Mr. Andlinger's personal funds at a rate of 10% per annum in the case of Mr. Magida, (iii) a loan in the amount of $75,000 from Mr. Andlinger's personal funds at a rate of 10% per annum in the case of Mr. Kehoe, and (iv) a loan in the amount of $300,000 from Mr. Andlinger's personal funds at a rate of 10% per annum in the case of Mr. Ball.

                             ELECTION OF DIRECTORS

     The Board of Directors has fixed the number of directors at seven for the coming year. The persons named below, all of whom are members of the present Board of Directors, have been nominated by the Board of Directors for election at the Annual Meeting as directors of the Company to serve until the next Annual Meeting and until their respective successors are duly elected and qualified. Each has consented to being named a nominee in this proxy statement and has agreed to serve as a director if elected at the Annual Meeting. Pursuant to the terms of the Securities Purchase Agreement described above in "CHANGE IN CONTROL," Messrs. Andlinger, Ball and Magida were selected as nominees by Andlinger Capital XIII LLC.

     Unless otherwise directed, the persons named in the proxy intend to vote for the election of these nominees. If any nominee is unable to serve, proxies will be voted for such other candidates as may be nominated by the Board of Directors. The affirmative vote of the holders of a majority of the Common Stock represented at the meeting in person or by proxy will be required to elect directors. Abstentions have the effect of negative votes.

                                           BUSINESS EXPERIENCE DURING PAST FIVE             DIRECTOR
         NAME AND AGE                          YEARS AND OTHER DIRECTORSHIPS                 SINCE
         ------------                      ------------------------------------             --------
Gerhard R. Andlinger...........  Chairman and Chief Executive Officer of Andlinger &          1999
  (68)                           Company, Inc., a private investment company.
Charles E. Ball................  Principal of Andlinger & Company, Inc. and an employee of    1999
  (48)                           ANC Management Corp., a management company affiliated
                                 with Andlinger & Company.
John F. Blais, Jr..............  President of Optical Filter Corporation, a subsidiary of     1998
  (60)                           the Company.
Todd F. Davenport..............  President and Founder of Cardiant Medical Corporation        1998
  (48)                           since April, 1995, and President of St. Jude Medical,
                                 Inc., (International Division) from 1992 to 1995.
Robert D. Happ.................  Former regional managing partner of KPMG Peat Marwick        1995
  (58)                           LLP, a public accounting firm, from which he retired in
                                 1994. Mr. Happ is also a director of CAI Wireless
                                 Systems, Inc., and CS Wireless Systems, Inc., both of
                                 which are owners and operators of wireless cable TV
                                 systems, and a Trustee of Cambridgeport Mutual Holding
                                 Company, a mutual bank holding company.
Stephen A. Magida..............  Manager of Andlinger Capital XIII LLC. Self-employed         1999
  (55)                           attorney since May 1994. Prior thereto, Mr. Magida had
                                 been a partner of Dechert Price & Rhoads, attorneys.
W. Kip Speyer..................  President and Chief Executive Officer of the Company         1998
  (50)                           since November 18, 1998. Mr. Speyer is also President of
                                 Leisegang Medical, Inc., a subsidiary of the Company.

     The Board of Directors held 13 meetings during the fiscal year ended September 30, 1998. Each director attended at least 75% of all meetings of the Board and of all meetings of committees of the Board on which he served held during the last fiscal year.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has an Audit Committee (Messrs. Ball, Davenport and Happ) and a Compensation Committee (Messrs. Davenport, Happ and Magida). The Company does not have a nominating committee.

     The Audit Committee held two meetings during the fiscal year ended September 30, 1998. The Audit Committee meets periodically with management and the Company's independent certified public accountants to discuss their evaluation of internal accounting controls, the quality of financial reporting and related matters. The independent auditors have free access to the Audit Committee, without the presence of management, to discuss the results of their audits. The Board of Directors, upon the Committee's recommendation, approves the extent of nonaudit services provided by the independent auditors, giving due consideration to the impact of such services on their independence.

     The Compensation Committee, whose functions are described under "Compensation Committee Report" below, held eight meetings during the fiscal year ended September 30, 1998.

DIRECTOR COMPENSATION

     Director Fees. During fiscal year 1998, the compensation of Board members (other than full-time employees of the Company) was $10,000 per year plus $1,500 per meeting attended ($250 for meetings attended by conference telephone). Members of the committees of the Board of Directors receive $1,000 to attend each committee meeting not held on the same day as a Board of Directors meeting.

     Director Stock Options. Under the 1996 Director Stock Option Plan (the "1996 Plan"), nonstatutory options to purchase 2,500 shares of the Company's Common Stock were granted to each nonemployee director on the director's election at each Annual Meeting of Shareholders. Options become exercisable one year after grant or earlier upon the death or disability of the director and upon a change in control of the Company, as defined in the Plan. No option may be exercised more than one year after the director's termination as a director for any reason. The option exercise price is the fair market value of the Common Stock on the date of grant. The option exercise price may be paid in cash, in shares of Common Stock having a fair market value equal to the exercise price at the time of exercise, or a combination of cash and Common Stock. On February 23, 1999, the Board of Directors amended the 1996 Plan to provide for a grant to each of Messrs. Davenport and Happ of options to purchase 10,000 shares of Common Stock at a price of $5.25 per share, the fair market value of the Common Stock on the grant date, and to then terminate the 1996 Plan. Accordingly, no additional grants will be made under the 1996 Plan at the Annual Meeting or otherwise. The terms of the February 23 option grants were the same as prior grants under the 1996 Plan, except that options for half of the shares become exercisable six months after grant and the other half eighteen months after grant.

     Including the February 23 option grants described above, Mr. Happ has been granted options to purchase a total of 22,500 shares of Common Stock at prices from $5.25 to $25.75 per share, and Mr. Davenport has been granted an option to purchase 10,000 shares of Common Stock at $5.25 per share.

     Employment Agreements. On November 16, 1998, Mr. Speyer entered into an Employment Agreement with the Company pursuant to which Mr. Speyer agreed to continue as President and Chief Executive Officer of the Company at an annual salary of $250,000, with the opportunity to receive incentive bonus compensation up to 40% of his salary. The Employment Agreement terminates on September 30, 2001. If the Employment Agreement is terminated by the Company without cause prior to such date, the Company has agreed to pay Mr. Speyer his salary through such date, including the full amount of his incentive bonus. Since September 30, 1998, the Company has granted to Mr. Speyer options to purchase a total of 200,000 shares of the Company's Common Stock, subject to shareholder approval in the case of the option to purchase 100,000 of such shares. See "Approval of Stock Option Grant" on page 11 of this proxy statement.

     Mr. Blais has an employment agreement with the Company providing for him to serve as president of Optical Filter Corporation at an annual salary of $100,000 through January 30, 1999 and as president emeritus on a half-time basis at an annual salary of $50,000 for two years thereafter. In December, 1998, the Board of Directors temporarily extended his services as president of Optical Filter Corporation on a full-time basis and authorized an increase in salary to $200,000.

     Indemnification Agreements. The Company has entered into an Indemnification Agreement with each nonemployee director providing for indemnification by the Company for liabilities and expenses incurred by reason of service to or at the request of the Company in connection with any threatened or pending legal proceeding. The Indemnification Agreements, among other things, provide procedures and remedies applicable to the determination of the right to indemnification, particularly in the event of a change in control of the Company, as defined.

                             EXECUTIVE COMPENSATION

     The Compensation Committee Report on Executive Compensation set forth below describes the Company's compensation policies applicable to executive officers and the Committee's basis for Mr. Hanley's compensation as Chief Executive Officer for the fiscal year ended September 30, 1998.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors determines the compensation of all executive officers of the Company, administers the Company's Stock Option Plan, including the grant of stock options thereunder, and acts on other compensation matters.

     The Committee reviews the compensation of all executive officers at least once a year. The Company's executive compensation contains the following three elements: base salary, bonus earned under the Company's Variable Pay Plan and periodic stock option grants. In setting base salary compensation for executive officers, the Committee may review publicly available executive compensation surveys of technology oriented manufacturing companies with annual sales comparable to those of the Company. The Committee considers making an adjustment to the base salary of each executive officer based upon the relationship of current compensation to the comparable compensation levels reported in the surveys and a subjective judgement on the officer's performance during the last year. No adjustments to base salary were made in fiscal year 1998.

     In fiscal year 1998, Mr. Hanley and the other executive officers voluntarily reduced their base salaries by 20%, effective July 27, 1998, in view of the financial performance of the Company. Consequently, Mr. Hanley's base salary was reduced from $220,000 to $176,000. These voluntary salary reductions were accepted by the Compensation Committee.

     The Variable Pay Plan for executive officers in 1998 was part of a variable pay plan in effect for all of the Company's employees. Under this plan, executive officers were to be compensated based on the earnings per share results of the Company versus the earnings per share goal in the Company's Operating Plan for the fiscal year. Specifically, the Chief Executive Officer's variable pay bonus was to be determined by multiplying his base salary by the following two factors: first, his participation rate percentage, which was 50% of his base salary for 1998, and second, the pay-out percentage, which is determined by a formula specified in the Plan based on the Company's actual earnings per share versus the earnings per share in the Company's Operating Plan for fiscal year 1998. The participation rate times the pay-out percentage times base compensation equals the Variable Pay Plan bonus. For fiscal year 1998, because the Company did not meet the earnings per share objective contained in its 1998 Operating Plan, Mr. Hanley and the other executive officers did not receive a variable pay bonus.

     In fiscal year 1998, the Committee granted a stock option to purchase 10,000 shares of Common Stock of the Company to Mr. Riedel. In granting this stock option, the Committee took into account the level of Mr. Riedel's base salary and the number of stock options previously granted to him and currently held by the other officers. The Company has no specific plan or formula for determining the frequency of grants or number of options granted.

                                            By the Compensation Committee,


                                            Robert D. Happ

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain compensation information for the chief executive officer and each of the other executive officers of the Company whose salary and bonus exceeded $100,000 for the fiscal year ended September 30, 1998:

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      ------------
                                              ANNUAL COMPENSATION      SECURITIES
                                              --------------------     UNDERLYING       ALL OTHER
              NAME AND                         SALARY      BONUS        OPTIONS      COMPENSATION(1)
         PRINCIPAL POSITION           YEAR      ($)         ($)           (#)              ($)
         ------------------           ----    --------    --------    ------------   ----------------
William T. Hanley(2)................  1998    213,318          --            --           12,043
  President and Chief Executive       1997    189,252          --        60,000           14,130
     Officer                          1996    180,000     113,400        25,000           13,686

Gregory Riedel(3)...................  1998    145,404          --        10,000            3,679
  Vice President, Finance and         1997    118,285      17,000        30,000            2,700
  Chief Financial Officer

Josef W. Rokus......................  1998    116,333          --            --           12,476
  Vice President, Corporate
     Development and Secretary        1997    104,619      18,000        10,000           13,821
                                      1996    100,000      37,800            --           12,051

---------------
(1) All Other Compensation in 1998 includes Company matching funds under the Company's 401(k) Plan and Employee Stock Purchase Plan, vacation and paid absence allowance pay-outs and the Company portion of split dollar life insurance premiums as follows:

                                                        EMPLOYEE
                                                     STOCK PURCHASE      VACATION AND     LIFE
                                    401(K) PLAN           PLAN           PAID ABSENCE   INSURANCE
             NAME OF               CONTRIBUTIONS      CONTRIBUTIONS       ALLOWANCES    PREMIUMS
             OFFICER                    ($)                ($)               ($)           ($)
             -------               -------------   -------------------   ------------   ---------
William T. Hanley................      3,555               --                  --         8,487
Gregory Riedel...................      3,403               --                  --           276
Josef W. Rokus...................      2,613               --               1,385         8,479

---------------
(2) Mr. Hanley resigned from the Company on November 18, 1998.
(3) Mr. Riedel joined the Company on December 9, 1996 and resigned from the Company on November 2, 1998.

                       OPTION GRANTS IN FISCAL YEAR 1998

     The following table sets forth certain information concerning options granted to executive officers of the Company in fiscal year 1998:

                                                 INDIVIDUAL GRANTS
                       ----------------------------------------------------------------------     POTENTIAL REALIZABLE VALUE AT
                                             % OF TOTAL                                           ASSUMED ANNUAL RATES OF STOCK
                           SECURITIES         OPTIONS                                             PRICE APPRECIATION FOR OPTION
                           UNDERLYING        GRANTED TO        EXERCISE                                      TERM(2)
                            OPTIONS          EMPLOYEES         OR BASE                           -------------------------------
                            GRANTED          IN FISCAL          PRICE           EXPIRATION        0%         5%           10%
        NAME                 (#)(1)          YEAR 1998        ($/SHARE)            DATE           ($)        ($)          ($)
        ----               ----------        ----------       ---------         ----------       -----    ---------    ---------
Gregory Riedel.......        10,000             4.7%            4.625             8/06/08          0      29,086(3)    73,711(3)

---------------
(1) One grant of 10,000 shares was made to Mr. Riedel on August 6, 1998. Options become exercisable as to 25% of the shares annually beginning one year after grant. All of such options have terminated following Mr. Riedel's resignation from the Company on November 2, 1998.

(2) Based upon the last trading price ($3.625) of the Company's Common Stock on September 30, 1998, the dollar amounts under these columns are the result of calculations at the 5% and 10% rates prescribed by the rules of the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. No gain to the optionee is possible without an increase in the price of the Common Stock, which will benefit all shareholders proportionately.

(3) In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of the Common Stock would be $7.53 and $12.00, or 63% and 159% above the exercise price, respectively.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table provides information as to options exercised by each of the named executive officers in fiscal year 1998 and the value of the remaining options held by each such executive officer at year-end, measured using the last trading price ($3.625) of the Company's Common Stock on September 30, 1998:

                                                            NO. OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED,
                                  SHARES                     OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                 ACQUIRED                    FISCAL YEAR-END               FISCAL YEAR-END
                                    ON       VALUE     ---------------------------   ---------------------------
                                 EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             NAME                  (#)        ($)          (#)            (#)            ($)            ($)
             ----                --------   --------   -----------   -------------   -----------   -------------
William T. Hanley..............       --         --      71,250         63,750              --             --
Gregory Riedel.................       --         --       7,500(1)      32,500(2)           --             --
Josef W. Rokus.................       --         --      18,250          8,750              --             --

---------------

(1)(2) All options held by Mr. Riedel have since terminated following his resignation from the Company on November 2, 1998.

                               PENSION PLAN TABLE

     The following table shows the estimated annual benefits payable under the Company's Pension Plan:

                                               YEARS OF SERVICE
                                -----------------------------------------------
REMUNERATION                      15        20        25        30        35
------------                      --        --        --        --        --
$125,000....................    $27,300   $36,400   $45,500   $51,750   $58,000
150,000.....................     33,300    44,400    55,500    63,000    70,500
175,000.....................     35,700    47,600    59,500    67,500    75,500
200,000.....................     35,700    47,600    59,500    67,500    75,500
225,000.....................     35,700    47,600    59,500    67,500    75,500
250,000.....................     35,700    47,600    59,500    67,500    75,500
300,000.....................     35,700    47,600    59,500    67,500    75,500
400,000.....................     35,700    47,600    59,500    67,500    75,500
450,000.....................     35,700    47,600    59,500    67,500    75,500
500,000.....................     35,700    47,600    59,500    67,500    75,500

     All employees who joined the Company prior to January 1, 1995 and who work at least 1,000 hours per year are eligible for participation in the Company's Pension Plan. Upon retirement at age 65, the Pension Plan will pay an annual pension equal to the sum of (a) 1% of the employee's average total salary during the highest five consecutive years in his last ten years of service multiplied by credited years of service and (b) 6/10 of 1% of such average total compensation in excess of the employee's Social Security-covered compensation multiplied by credited years of service (up to a maximum of 25 years). Only base salary is covered by the Pension Plan. Years of service for the persons named in the Summary Compensation Table above and eligible for participation in the Pension Plan are as follows: Mr. Hanley, 16 and Mr. Rokus, 14. Mr. Hanley resigned from the Company on November 18, 1998, and is no longer an active participant in the Pension Plan.

                   OTHER EXECUTIVE COMPENSATION ARRANGEMENTS

     Mr. Hanley resigned as President and Chief Executive Officer of the Company on November 18, 1998. Pursuant to a Consulting Agreement dated November 24, 1998 between Mr. Hanley and the Company, Mr. Hanley has agreed to act as a consultant to the Company for a fee of $10,000 per month for a period of twelve months.

     On January 1, 1999, Mr. Rokus entered into an Employment Agreement with the Company pursuant to which the Company has agreed to pay Mr. Rokus an annual salary of $130,000. The Employment Agreement terminates on December 31, 1999. In the event Mr. Rokus is terminated by the Company without cause prior to such date, the Company has agreed to pay Mr. Rokus his salary through such date.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Optical Filter Corporation ("OFC"), a wholly-owned subsidiary of the Company, leases approximately 25,000 square feet of office space from a realty trust of which the sole beneficiary is John F. Blais, Jr., the former majority stockholder of OFC and currently its President and a director of the Company. The lease, which was entered into prior to the acquisition of OFC by the Company, expires in December 2006 and provides for monthly payments of $19,500 subject to annual adjustment to reflect changes in the fair market value of the real estate. The Company is responsible for certain insurance, utilities and other operating costs. Rents paid to the realty trust during fiscal 1998 were approximately $179,000.

     The Company has an Indemnification Agreement with Stephen P. Todd, Interim Chief Financial Officer of the Company since October 28, 1998, pursuant to which the Company has agreed to indemnify Mr. Todd against liability incurred in any litigation by reason of his office, including compensation for time spent in litigation defense. Mr. Todd serves the Company through a consulting agreement with Argus Management Corporation that is terminable by Argus Management Corporation or the Company at any time.

                               PERFORMANCE GRAPH

     The following graph shows the cumulative total shareholder return on the Company's Common Stock on a yearly basis over the five-year period ended September 30, 1998, as compared with that of the Nasdaq Stock Market (U.S.) Index and the Standard & Poor's Technology Sector Index.

   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG GALILEO CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE STANDARD & POOR'S TECHNOLOGY SECTOR
                                    INDEX *

                          [PERFORMANCE GRAPH OMITTED]

                                                               9/93     9/94     9/95     9/96     9/97     9/98
GALILEO CORPORATION                                           100.00    67.50   150.00   495.00   247.50    72.50
NASDAQ STOCK MARKET(U.S.)                                     100.00   100.83   139.28   165.24   226.81   231.84
S & P TECHNOLOGY SECTOR                                       100.00   116.42   183.66   225.63   366.43   414.86

---------------

* Assumes $100 invested on September 30, 1993 in the Company's Common Stock, the Nasdaq Stock Market (U.S.) Index and the Standard & Poor's Technology Sector Index, with all dividends, if any, being reinvested.

                         APPROVAL OF STOCK OPTION GRANT

     On recommendation of the Compensation Committee, on February 23, 1999, the Board of Directors granted to Mr. Speyer, the President and Chief Executive Officer of the Company, subject to shareholder approval, an option to purchase 100,000 shares of the Company's Common Stock (the "Option"). If approved by the shareholders, the Option will have an exercise price per share of $5.25, the fair market value of a share of Common Stock on the date of grant, and will become exercisable for 50,000 shares on August 23, 1999 and for the remaining 50,000 shares on August 23, 2000, except that the Option becomes immediately exercisable as to all shares upon a change in control of the Company, as defined in the Option. The term of the Option will expire on February 23, 2009, provided that if Mr. Speyer's employment with the Company terminates earlier, the Option will terminate three months thereafter. The Option will not be effective unless approved by shareholders at the Annual Meeting.

     In addition to the Option, Mr. Speyer holds options under the Company's 1991 Employee Stock Option Plan to acquire a total of 150,000 shares of Common Stock at prices of $3.875 to $21.50 per share with expiration dates from August 6, 2006 to December 31, 2008. The closing price of the Common Stock on the Nasdaq National Market on March 1, 1999 was $5.25. Mr. Speyer also has an employment agreement with the Company described under "Employment Agreement" on page 6 of this proxy statement.

     The Compensation Committee determined that as the recently appointed chief executive officer of the Company, Mr. Speyer should be granted options to purchase a sufficient number of shares of Common Stock to provide an appropriate incentive for him to lead the Company through the current restructuring of its business and achieve the Company's strategic objectives. The Committee wished to grant to Mr. Speyer options for a total of 200,000 shares of Common Stock, which exceeds the annual participant grant limitation contained in the 1991 Employee Stock Option Plan. Accordingly, options for 100,000 shares were granted to Mr. Speyer under the Plan, and the Option for an additional 100,000 shares was granted separately from the Plan but subject to shareholder approval at the Annual Meeting.

     If the total fair market value of the shares subject to the Option on the date of shareholder approval exceeds the fair market value of such shares on the date of grant ($5.25 per share), the Company will record a compensation charge against earnings in the amount of such excess over the eighteen-month vesting period of the Option.

FEDERAL INCOME TAX CONSEQUENCES

     The Option is a nonstatutory stock option that will not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended. The grant of the Option to Mr. Speyer will not result in taxable income to him or a deduction to the Company. Upon the exercise of the Option, Mr. Speyer will recognize compensation income, and the Company will become entitled to a deduction, in the amount by which the market value of the shares at the time of exercise exceeds their exercise price. If Mr. Speyer thereafter sells such shares, the amount by which the net proceeds of sale exceed or are exceeded by the market value of such shares at the date of exercise will constitute a capital gain or loss, which will be long or short-term depending upon the holding period of the shares.

VOTE REQUIRED

     Approval of the Option requires the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting. Broker non-votes will not be counted as present or represented for this purpose. Abstentions will be counted as present and entitled to vote and will have the effect of negative votes.

     The Board of Directors recommends a vote FOR approval of the Option.

                        INFORMATION CONCERNING AUDITORS

     On recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP as auditors of the Company for the current fiscal year. Ernst & Young LLP has served as the Company's auditors since its incorporation in 1973. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     In order for a shareholder proposal to be considered for inclusion in the Company's proxy materials for the 2000 Annual Meeting, it must be received by the Company at Galileo Park, P.O. Box 550, Sturbridge, Massachusetts 01566,
Attention: Josef W. Rokus, Secretary, no later than November 10, 1999. In addition, in order for a shareholder proposal made outside of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Company not later than January 24, 2000.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the Annual Meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

March 9, 1999

                                                                  SKU#4620-PS-99

                                                                100,000 Shares


                              GALILEO CORPORATION


                      Nonstatutory Stock Option Certificate
                      -------------------------------------



     Galileo Corporation, Inc. (the "Company", a Delaware corporation, hereby grants to the person named below an option (the "Option") to purchase shares of Common Stock, $.01 par value of the Company (the "Common Stock") subject to the following terms and conditions and those attached to this certificate:

Name of Optionholder:                                             W. Kip Speyer
Address:                                                    10361 Parkstone Way
                                                      Boca Raton, Florida 33498
                                                                    ###-##-####

Social Security No.


Number of Shares:                                                       100,000
Option Price:                                                             $5.25
Date of Grant:                                                February 23, 1999




Exercisability Schedule:   On or after August 23, 1999 as to 50,000 shares
                           On or after August 23, 2000 as to 50,000 additional shares.

Expiration Date:                                              February 23, 2009

     Notwithstanding the foregoing, in the event of a Change in Control of the Company (as defined Section 3 of the attached reruns and conditions), this Option shall become exercisable as to all shares without regard to any deferred exercise period.

     THIS OPTION IS SUBJECT TO APPROVAL BY THE SHAREHOLDERS OF Tile COMPANY AND SHALL BE VOID AND WITHOUT EFFECT IF NOT SO APPROVED RIGHTS MAY BE EXERCISED UNDER THIS OPTION UNLESS AND UNTIL THIS OPTION IS APPROVED BY THE SHAREHOLDERS OF THE COMPANY.

     This Option shall not be treated as an Incentive Stock Option under section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     By acceptance of this Option, the Optionholder agrees to the terms and conditions hereof.


                                             GALILEO CORPORATION



                                             By: _____________________________
                                                  Vice President

                 NONSTATUTORY STOCK OPTION TERMS AND CONDITIONS

     1. 1991 STOCK OPTION PLAN. This Option is granted separately and not under the Company's 1991 Stock Option Plan (the "Plan"). However, this Option is subject to the terms and conditions of the Plan except as otherwise expressly provided herein. The determinations of the Compensation Committee of the Company's Board of Directors (the "Committee") regarding the interpretation and administration of this Option arc final and binding. Copies of the Plan may be obtained upon written request without charge from the Company.

     2. OPTION PRICE. The price to be paid for each share of Common Stock issued upon exercise whole or rely part of this Options is the Option Price set forth on the first page of this certificate.

     3. EXERCISABILITY SCHEDULE. This Option may be exercised at any time and from time to time for the number of shares and in accordance with the exercisability schedule set forth on the first page of this certificate; provided however, that in the event of a Change in Control of the Company, this Option shall become exercisable as to all shares without regard to any deferred exercise period. For this purpose, "Change in Control" means a change in control of the Company of a nature that would be required to be reported in response to
Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is in fact required to comply therewith; provided that without limitation, a Change in Control shall be deemed to have occurred if:

     (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the stone proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities;

     (b) during any period of 24 consecutive months (not including any period prior to the date of this Option), individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections (a), (c) or
(d) of this Section 3) whose election by the Board of Directors of the Company or nomination for election by the shareholders of the Company was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority thereof;

     (c) the shareholders of the Company approve a merger or consolidation of the Company with other corporation other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being convened into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as defined above) acquires 40% or more of the combined voting power of the Company's then outstanding securities; or

     (d) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     This Option may be exercised only for the purchase of whole shares and may not be exercised as to any shares after the Expiration Date.

     4. METHOD OF EXERCISE. To exercise this Option, the Optionholder must deliver written notice of exercise to the Company specifying the number of shares with respect to which the Option is being exercised accompanied by payment of the Option Price for such shares in cash, by certified check or in such other form, including shares of Common Stock valued at their Fair Market Value on the date of delivery, as the

Committee may approve. Promptly following such notice, the Company will deliver to the Optionholder a certificate representing the number of shares for which the Option is being exercised.

     5. RIGHTS AS A STOCKHOLDER OR EMPLOYEE. The Optionholder has no rights in shares as to which the Option Inks not been exercised and payment made as provided above. The Optionholder has no rights to continued employment by the Company or its Affiliates by virtue of the grant of this Option.

     6. RECAPITALIZATION, MERGERS ETC. As provided in the Plan, in the event of corporate transactions affecting the Company's outstanding Common Stock, the Committee will equitably adjust the number and kind of shares subject to this Option and the exercise price hereunder or make provision for a cash payment If such transaction involves a consolidation or merger of the Company with another entity, the sale or exchange of all or substantially all of the assets of the Company or a reorganization or liquidation of the Company, then in lieu of the foregoing, the Committee may upon written notice to the Optionholder provide that this Option shall terminate on a date not less than 20 days after the date of such notice unless theretofore exercised. In connection with such notice, the Committee may in it's discretion accelerate or waive any deferred exercise period.

     7. OPTION NOT TRANSFERABLE. Except as otherwise permitted by the Committee, this transferable by the Optionholder otherwise than by will or the laws of descent and distribution, and is exercisable during the Optionholder's lifetime only by the Optionholder. The naming of a Designated Beneficiary does not constitute a transfer.

     8. EXERCISE OF OPTION AFTER TERMINATION OF EMPLOYMENT. If the Optionhoider's status as an employee of the Company or an Affiliate is terminated for any reason other than by disability or death, the Optionholder may exercise the rights which were available to the Optionholder at the time of such termination only within three months from the date of termination. If such status is terminated as a result of disability, such rights may be exercised only within twelve months from the date of termination. Upon the death of the Optionholder, his or her Designated Beneficiary shall in lieu of any other rights hereunder have the right, at any time within twelve months after the date of death, to exercise in whole or m part any rights that were available to the Optionholder at the time of death. Notwithstanding the foregoing, no rights under this Option may be exercised after the Expiration Date,

     9. COMPLIANCE WITH SECURITIES LAWS. As a condition to the Optionholder's right to purchase shares of Common Stock hereunder, the Company may, in its discretion, require that (a) the shares of Common Stock reserved for issue upon the exercise of this Option shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company's Common Stock may then be listed or quoted, (b) either (i) a registration statement under the Securities Act of 1933 with respect to the shares shall be in effect, or (ii) in the opinion of counsel for the Company, the proposed purchase shall be exempt from registration under that Act and the Optionholder shall have made such undertakings and agreements with the Company as the Company may reasonably require, and (c) such other actions, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issue of such shares by the Company shall have been taken by the Company or the Optionholder, or both. The certificates representing the shares purchased under this Option may contain such legends as counsel for the Company considers necessary to comply with any applicable law.

     10. PAYMENT OF TAXES. The Optionholder must pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld with respect to the exercise of this Option. The Committee may, in its discretion, require any other Federal or state taxes imposed on the sale the shares to be paid by the Optiontholder. In the Committee's discretion, such tax obligations may be paid whole or in part in shares of Common Stock, including shares retained from the exercise of this Option, valued at their Fair Market Value on the date of delivery. The Company and its Affiliates may, permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Optionholder.

         [4620-GALILEO CORPORATION][FILE:GAC77B.ELX][VERSION-1][2/17/99]


GAC77B                            DETACH HERE
--------------------------------------------------------------------------------

                                     PROXY

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              GALILEO CORPORATION

                  ANNUAL MEETING OF SHAREHOLDERS APRIL 6, 1999


     The undersigned hereby appoints W. Kip Speyer and Josef W. Rokus, or either of them, with power of substitution in each, proxies to vote all shares of Common Stock of the undersigned in Galileo Corporation at the Annual Meeting of Shareholders to be held April 6, 1999, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares,



-------------                                                     --------------
 SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
    SIDE                                                               SIDE
-------------                                                     --------------

      [4320-GALILEO CORPORATION][FILE:GAC77A.ELX][VERSION-1 F2][03/02/99]

                                   DETACH HERE


GAC77A


[ ]  Please mark
     votes as in
     this example.

Shares will be voted as specified by the shareholder. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR THE PROPOSALS BELOW. If other matters come before the meeting, the proxies or substitutes may vote upon such matters according to their best judgment.

1. Proposal to elect Directors.

NOMINEES: Gerhard R. Andlinger, Charles
E. Bail, John F. Blais, Jr., Todd F.
Davenport, Robert D. Happ, Stephen A.
Magida, W. Kip Speyer.

  FOR                 WITHHELD
  ALL     [ ]    [ ]  FROM ALL
NOMINEES              NOMINEES



[ ]________________________________________
     For all nominees except as noted above

2. Proposal to approve stock option grant.  FOR  AGAINST  ABSTAIN
                                            [ ]    [ ]      [ ]



MARK HERE FOR ADDRESS CHANGE AND NOTE  [ ]
AT LEFT

Please sign exactly as your name(s)
appear(s) at left. When signing as
attorney, executor, administrator,
trustee or guardian, please give full
title as such. If more than one name is
shown, including the case of joint
tenants, each party should sign. Thank
you.

Signature:_____________ Date:________ Signature:_____________ Date:________